Exhibit 5.2

June 6, 2025

SOLOWIN HOLDINGS

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong

Re: SOLOWIN HOLDINGS

Ladies and Gentlemen:

We have acted as United States counsel to SOLOWIN HOLDINGS, a Cayman Islands company (the “Company”), in connection with the Company’s registration and offering of 2,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) and warrants to purchase 4,000,000 Class A Ordinary Shares pursuant to a registration statement on Form F-3 (File No. 333-282552) (the “Registration Statement”) that was declared effective by the Securities and Exchange Commission (the "Commission") on November 8, 2024 and the prospectus supplement (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act") on or about the date hereof.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed (i) the legal capacity of all natural persons executing documents, (ii) the genuineness of all signatures, (iii) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents submitted to us as certified, conformed or reproduced copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity and that the Prospectus Supplement will be duly filed with the Commission in compliance with the Securities Act. In our examination of documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and subject to the foregoing, we are of the opinion that, assuming the Warrants have been duly authorized, executed and delivered by the Company in accordance with the laws of the Cayman Islands, and when such Warrants are duly executed and authenticated in accordance with their terms and issued and delivered, such Warrants will constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2

Notwithstanding anything in this letter which might be construed to the contrary, our opinion expressed herein is limited to the laws of the State of New York. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York. The opinion expressed herein is based upon the law of the State of New York in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed in the future by legislative action, judicial decision, or otherwise. Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Company’s report on Form 6-K filed with the Commission on the date hereof, which will be incorporated by reference into and deemed part of the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

/s/ Bevilacqua PLLC

Bevilacqua PLLC